Exhibit 99.1

Cubist Announces FDA Approval of New Antibiotic

ZERBAXA™ (Ceftolozane/Tazobactam) for

Complicated Urinary Tract and Complicated Intra-abdominal Infections

ZERBAXA addresses certain serious and resistant Gram-negative bacteria

First new antibiotic approved in U.S. under the GAIN Act that treats Gram-negative bacteria

Lexington, Mass., December 19, 2014 –Cubist Pharmaceuticals, Inc.  (NASDAQ: CBST) announced today the U.S. Food and Drug Administration (FDA) approved ZERBAXA™ (ceftolozane/tazobactam) for the treatment of adults with complicated urinary tract infections (cUTI) and complicated intra-abdominal infections (cIAI) caused by designated susceptible Gram-negative bacteria.

“Today is an important day for patients, and we are very pleased to arm physicians with ZERBAXA in the battle against Gram-negative bacteria, where few treatment options exist,” said Robert J. Perez, President and Chief Operating Officer, Cubist. “ZERBAXA demonstrated efficacy against certain resistant bacteria in Phase 3 clinical trials for complicated urinary tract and complicated intra-abdominal infections. The approval of ZERBAXA demonstrates the Agency’s commitment to make available new antibiotics that address this serious public health threat.”

The approval of ZERBAXA was supported by positive data from two pivotal Phase 3 clinical trials—one in patients with cUTI and the other in patients with cIAI. Both trials met the pre-specified primary endpoints agreed upon with the FDA and European Medicines Agency (EMA).

“The widespread prevalence of dangerous Gram-negative pathogens together with their increased resistance to existing antibiotics has created a serious public health threat,” said Louis B. Rice, M.D., Joukowsky Family Professor of Medicine and Chairman of the Department of Medicine at Warren Alpert Medical School of Brown University, who also serves on the Board of Directors of the Infectious Diseases Society of America (IDSA).  “ZERBAXA is a welcomed and much needed novel treatment for suspected or proven infections caused by susceptible Gram-negative pathogens.”

ZERBAXA is the first new antibiotic approved in the U.S. under the Generating Antibiotic Incentives Now (GAIN) Act to treat Gram-negative bacteria.  ZERBAXA is designated by the FDA as a Qualified Infectious Disease Product (QIDP) for its indications, according to the GAIN Act.  The GAIN Act provides incentives to develop new antibacterial drugs for the treatment of serious or life-threatening disease or condition caused by drug resistant pathogens. The QIDP designation qualifies ZERBAXA for certain incentives related to the development of new antibiotics, including a five year extension of Hatch-Waxman exclusivity.  Additionally, ZERBAXA is Cubist’s second antibiotic that has received FDA approval this year, marking the first time this century a company has delivered two new FDA-approved antibiotics in a single year.

Cubist has led the way towards delivering on goals set out by the Infectious Diseases Society of America (IDSA) call for 10 new antibiotics by the year 2020. To read the IDSA statement related to today’s approval of ZERBAXA visit: www.idsociety.org/abxupdate2014.

65 Hayden Avenue, Lexington, MA 02421 P 781.860.8660 www.cubist.com

Patients seeking assistance may be eligible for AccessZERBAXA.  For more information contact:  1-844-CUBIST-CARES (1-844-282-4782).

About ZERBAXA and Clinical Trials

ZERBAXA is now approved in an intravenous (I.V.) formulation at a 1.5 g q8h dose for the treatment of adults with complicated urinary tract infections (cUTI) and complicated intra-abdominal infections (cIAI) caused by designated susceptible Gram-negative bacteria. ZERBAXA is a novel antipseudomonal cephalosporin with an established beta-lactamase inhibitor.

In the Phase 3 cUTI trial, ZERBAXA met its primary endpoint of statistical non-inferiority compared to levofloxacin (10% non-inferiority margin). The primary endpoint was a composite of microbiological eradication and clinical cure rate (composite cure rate) at 5 - 9 days after end of therapy (the Test of Cure visit). The 95% confidence interval around the treatment difference had lower and upper bounds of 2.3% and 14.6%, respectively.

In the Phase 3 cIAI trial, ZERBAXA, in combination with metronidazole, met the FDA and EMA defined primary endpoints of statistical non-inferiority compared to meropenem. The primary endpoint was a clinical cure rate 26 - 30 days after the initiation of therapy (the Test of Cure visit). For the FDA, the primary analysis was conducted in the Microbiological Intent-to-Treat (MITT) population; the non-inferiority margin was 10%; and the lower and upper bounds of the 95% confidence interval were -8.9% and 0.5%, respectively.  For the EMA, the primary analysis population was Clinically Evaluable (CE) patients; the non-inferiority margin was 12.5%; and the lower and upper bounds of the 99% confidence interval were -4.2% and 4.3%, respectively.

For each of the trials, results of the secondary analyses were consistent with and supportive of the primary outcome. The most common adverse events for ZERBAXA across trials included nausea, headache, and diarrhea.

The European Medicines Agency (EMA) has accepted for review the Marketing Authorization Application (MAA) for ZERBAXA for which the company is seeking approval for the treatment of cUTI and cIAI.  A decision from the European Commission is expected during the second half of 2015.

Clinical studies are also ongoing for the potential use of ZERBAXA in the treatment of hospital-acquired bacterial pneumonia (HABP)/ventilator-associated bacterial pneumonia (VABP) at a 3 g dose.

Indication and Important Safety Information

Indications

ZERBAXA™ (ceftolozane/tazobactam) used in combination with metronidazole is indicated in adult patients for the treatment of complicated intra-abdominal infections (cIAI) caused by the following Gram-negative and Gram-positive microorganisms: Enterobacter cloacae, Escherichia coli, Klebsiella oxytoca, Klebsiella pneumoniae, Proteus mirabilis, Pseudomonas aeruginosa, Bacteroides fragilis, Streptococcus anginosus, Streptococcus constellatus, and Streptococcus salivarius.

ZERBAXA™ is indicated in adult patients for the treatment of complicated urinary tract infections (cUTI), including pyelonephritis, caused by the following Gram-negative microorganisms: Escherichia coli, Klebsiella pneumoniae, Proteus mirabilis, and Pseudomonas aeruginosa.

Important Safety Information

•                  Hypersensitivity: ZERBAXA is contraindicated in patients with known serious hypersensitivity to ceftolozane/tazobactam, piperacillin/tazobactam, or other members of the beta-lactam class. Serious and occasionally fatal hypersensitivity (anaphylactic) reactions have been reported in patients receiving beta-lactam antibacterials.  Before initiating therapy with ZERBAXA, make careful inquiry about previous hypersensitivity reactions to cephalosporins, penicillins, or other beta-lactams.  If an anaphylactic reaction to ZERBAXA occurs, discontinue use and institute appropriate therapy.

•                 Patients with renal impairment:  Decreased efficacy has been observed in patients with baseline CrCl of 30 to <50 mL/min. Monitor CrCl at least daily in patients with changing renal function and adjust the dose of ZERBAXA accordingly.

•                  Clostridium difficile–associated diarrhea (CDAD), ranging from mild diarrhea to fatal colitis, has been reported with nearly all systemic antibacterial agents, including ZERBAXA.  Careful medical history is necessary because CDAD has been reported to occur more than 2 months after the administration of antibacterial agents.  If CDAD is confirmed, antibacterial use not directed against C. difficile should be discontinued, if possible.

•                  Development of drug-resistant bacteria: Prescribing ZERBAXA in the absence of a proven or strongly suspected bacterial infection is unlikely to provide benefit to the patient and increases the risk of the development of drug resistant bacteria.

Adverse Reactions

The most common adverse reactions for ZERBAXA are nausea, diarrhea, headache and pyrexia.

About Gram-negative Bacteria and Certain Complicated Infections

Gram-negative bacteria are a serious global public health concern.  The U.S. Centers for Disease Control and Prevention (CDC) has categorized certain Gram-negative bacteria among the top most serious threats to public health.  Gram-negative bacteria are common causes of intra-abdominal infections (IAIs) and urinary tract infections (UTIs).  E. coli is the most common cause of UTIs, and cases of UTI caused by Pseudomonas aeruginosa, including drug-resistant strains, are increasing.  Major pathogens in intra-abdominal infections are Enterobacteriaceae including Escherichia coli (E. coli) and Klebsiella pneumoniae.  Additionally, Pseudomonas aeruginosa is the second most common cause of catheter-associated UTIs.

About Cubist’s Commitment to Antibiotic R&D

For more than 20 years, Cubist has had an unwavering focus on antibiotics.  The Company has a growing commitment to global public health through its leadership in the discovery, development, and commercialization of novel antibiotics to treat serious and potentially life-threatening infections caused by a broad range of increasingly drug-resistant bacteria. With one of the strongest antibiotics pipelines in the industry, Cubist expects to invest approximately $400M USD in 2014 on antibacterial R&D and hopes to deliver at least four new antibiotics in support of the Infectious Diseases Society of America (IDSA) goal of 10 new antibiotics by 2020. To learn more about superbugs, the threat of resistance, and the global response visit:   http://www.cubist.com/superbugs.

About Cubist

Cubist Pharmaceuticals, Inc. is a global biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. Cubist’s corporate headquarters is based in Lexington, Massachusetts, with international headquarters located in Zurich, Switzerland.  Additional information can be found at Cubist’s web site at www.cubist.com.  Also, connect with Cubist on Twitter @cubistbiopharma and @cubistcareers, LinkedIn, or YouTube.  To learn more about superbugs, the threat of resistance, and the global response visit:   http://www.cubist.com/superbugs.

Forward Looking Statements

This press release contains forward-looking statements. Any statements contained herein which do not describe historical facts, including but not limited to, statements regarding: the therapeutic potential of ZERBAXA; the expected timing for the European Commission’s decision on our MAA for ZERBAXA; ongoing studies of ZERBAXA for HABP/VABP; our aspirations to achieve a portion of the IDSA’s goal of 10 new antibiotics by 2020; our commitment to global public health; and the level of our financial and personnel commitments towards antibiotic research, development and commercialization, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others: regulatory developments in the United States and foreign countries, including the risk that the FDA may impose post-marketing requirements on ZERBAXA and that the European Commission may not agree with our interpretation of the results from the clinical studies of ZERBAXA; our ability to successfully commercialize ZERBAXA, including as a result of regulatory authorities’ decisions regarding labeling and other matters, including adverse side effects, that could affect its commercial potential; the acceptance of and demand for new pharmaceutical products; the availability of adequate pricing and reimbursement from third-party payors for ZERBAXA; competitive risks from current and future therapeutic alternatives to ZERBAXA; our ability to maintain and enforce intellectual property protection for ZERBAXA; additional clinical trials of ZERBAXA, including in HABP/VABP, may produce negative or inconclusive results or may not be initiated or conducted in a timely manner; technical difficulties, excessive costs or other issues relating to the manufacture or supply of ZERBAXA, including our ability to work with our third party contract manufacturers that manufacture and supply ZERBAXA on our behalf; we may encounter other unanticipated or unexpected risks with respect to the development manufacture or supply of ZERBAXA; the fact that drug discovery and development is complex, time consuming, expensive and fraught with a high risk of failure; the risk that we do not successfully complete our planned transaction with Merck or we do not successfully complete the transaction on the timeframe we currently expect; and those additional factors discussed in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements.

Contacts:

INVESTORS:

Eileen C. McIntyre

Vice President, Investor Relations

Cubist Pharmaceuticals, Inc.

(781) 860-8533

eileen.mcintyre@cubist.com

MEDIA:

Jennifer Baird

Director, Product Communications

Cubist Pharmaceuticals, Inc.

(781) 860-1282

jennifer.baird@cubist.com